Exhibit 1

State of Rio de Janeiro Judicial Branch

Court of Appeals

Capital Court District

Registry Office of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail:

cap07vemp@tjrj.jus.br

Case: 0203711-65.2016.8.19.0001	Pp.

Electronic proceedings

Class/Subject: Court-supervised reorganization- Court-supervised reorganization

Plaintiff: OI S.A.

Plaintiff: TELEMAR NORTE LESTE S.A.

Plaintiff: OI MÓVEL S.A.

Plaintiff: COPART 4 PARTICIPAÇÕES S.A.

Plaintiff: COPART 5 PARTICIPAÇÕES S.A.

Plaintiff: PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

Plaintiff: OI BRASIL HOLDINGS COÖPERATIEF U.A.

Today I remit the case records to the Honorable

Fernando Cesar Ferreira Viana

On June 21, 2016

Decision

I emphasize summarily that this decision will be limited to analyzing the motion for a preliminary injunction filed in the initial application – especially the motion to suspend actions and enforcements against the companies under reorganization, and the motion to waive submission of clearance certificates – deferring the other issues linked to the initial judgment of the action for court-supervised reorganization (article 52 of Law no. 11,101/05) for more detailed examination as soon as the case records are returned after publication of this decision. This measure is justified due to the widely-known social impact and economic repercussion that a delay in assessing the preliminary injunction may have on the global market.

The applicants state that they originated from the joining of the major national telecommunications corporations, namely TNL and Brasil Telecom S.A., in 2009, and previously these companies were born from the privatization of TELEBRÁS in 1998.

They explain that their area of operations is the provision of a public service, under a concession, the essential nature of which is innate to the very public nature of the service, taking into account that: i) it is the largest fixed telephony service provider in the country, covering the entire country; ii) it has a customer base of 47.8 million cell phone users as of March 2016; iii) 8.7 million broadband internet access subscribers; iv) 1.2 million TV subscriptions and v) 2 million Wi-Fi hotspots in public places, such as airports and shopping centers.

They affirm that, since they act in a sector that is strategic for the economy, any interruption in any of their services has the potential to produce catastrophic effects, not only for the countless users, but also for the Corporate Group itself, which would experience an inexorable increase in its liabilities and a reduction in its capacity to obtain the revenue necessary to pay them.

The huge size of the Group generates about 138,000 direct and indirect jobs in Brazil, of which 37,000 are in the State of Rio de Janeiro alone, and they may be at risk if any event jeopardizes the reorganizational capacity of the OI companies.

110 FERNANDOVIANA	[stamp:] PJERJ DIGITALLY SIGNED

State of Rio de Janeiro Judicial Branch

Court of Appeals

Capital Court District

Registry Office of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail:

cap07vemp@tjrj.jus.br

They continue by stating that, in view of the serious scenario facing the Group companies, there was no alternative other than filing for court-supervised reorganization that however, as it takes root, will cause reactions among its various creditors and partners, the consequences of which may make the application unviable.

This is because, they say, there are various strategic contracts signed by the applicants that contain a termination clause in the event of applying for court-supervised reorganization, which, if it actually occurs, will drastically decrease the assets of the OI companies, thereby necessitating the suspension of its effectiveness.

It is also argued that it is necessary, for the purpose of continuity of their business activities, that authorization to operate without having to submit clearance certificates be granted.

Lastly, they note that there is evidently a fear that the repercussions of the application will unleash in the country a torrent of legal restrictions to guarantee debts subject to court-supervised reorganization, which, although they may be reversed in the future by a decision of the court-supervised reorganization judge, will certainly cause harm to the applicants, which may not have the sums necessary in sufficient time to pay their immediate expenses.

Having set out such introductory issues, I now analyze the petition for a preliminary injunction.

The Brazilian legal system, through Law no. 11,101/2005, introduced court-supervised reorganization of business owners and companies, defining the scope for granting this legal benefit, which aims to make it possible for the business owner or company to face an economic/financial crisis, in order to maintain the source of employment, while protecting social interests and those of the creditors.

The primary focus of the law is therefore preservation of the company and protection of the market, so that it may develop in a healthy manner, increasing the benefit to society as a whole.

The rules that govern the court-supervised reorganization procedure must be analyzed systematically, and whenever possible the judge should use a sociological interpretation, to try to achieve the social results and the requirements of the common good that the new law intended to introduce.

Article 47 of the LRF [Fiscal Responsibility Act] sets out as basic principles the preservation of the company, its social function and the stimulation of economic activity.

Based on this premise, one of the indirect objectives of the law is to establish the means necessary for promoting the reorganization process and fulfillment of the plan presented, which includes the subjection to court-supervised reorganization of all the credits existing on the date of the application, even those not yet due (article 49) and suspension of the statute of limitations and of all the actions and enforcements against the debtor (article 6).

This case concerns an application for court-supervised reorganization by the largest national group of fixed telephony operations, with, moreover, a major presence in the cellular telephone and subscription TV market.

Article 6 and its § 4 of the LFRE [Bankruptcy and Corporate Reorganization Act] state that:

110 FERNANDOVIANA	[stamp:] PJERJ DIGITALLY SIGNED

State of Rio de Janeiro Judicial Branch

Court of Appeals

Capital Court District

Registry Office of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail:

cap07vemp@tjrj.jus.br

“Declaring bankruptcy or granting a court-supervised reorganization procedure suspends the statute of limitations and all actions and enforcement against the debtor, including those of individual creditors of the joint and several partner.”

...

§4 In court-supervised reorganization, the suspension referred to in the heading of this article under no circumstances may exceed the unpostponable period of 180 (one hundred eighty) days from the date of granting the reorganization process, after which time the right of creditors to file or continue their actions and enforcements is reinstated, regardless of a court order.

Based upon just a literal interpretation, only the granting of the court-supervised reorganization process imposes upon the creditors what some legal scholars have called “automatic stay”, which must be observed by all, without exception.

It is seen, therefore, that the suspension is a legal determination, i.e., a result of actually granting the application for court-supervised reorganization, in order to give the debtor a period in which it is safeguarded from the influence of creditors, so that it can organize and better present its market solutions.

Another effect of granting the process relates to the possibility of the reorganization court exempting the company – in a court-supervised reorganization – from presenting Clearance Certificates of Tax Liabilities (CND), when it is concluding contracts with the government.

Initially, it must be clarified that there are no longer doubts as to the possibility of the company in court-supervised reorganization contracting with the government. This assertion derives from the simple interpretation contained in article 52, II of the LRF, which points out the possibility of contracting with the government, or for the company under court-supervised reorganization to receive tax incentives and benefits, provided that the required tax clearance certificates are presented.

Thus, the certificate required in paragraph II of article 32 of Law no. 8666/93, that indicates the need to present a clearance certificate for bankruptcy or court-supervised reorganization is partially annulled, since, in this case, the also special law 11,101/05, enacted later, will prevail, and it expressly acknowledged the possibility of a company under reorganization entering into contracts with the government.

Therefore, once the reorganization is granted, the core of this issue focuses on the possibility of the reorganization judge being able to exempt the company under reorganization from presenting clearance certificates, making it fully eligible to participate in tenders and to receive tax incentives or credits from the State.

The discussion involves deliberation on two important constitutional principles, which are: that of “preservation of the company” (so considered as it is implicitly included in article 170 of the Federal Constitution), today considered an entity with a relevant social function, and, on the other hand, in counterpart, the “principle of general public interest,” which determines the need for Government to observe strict legality in the tender procedure in order to prevent harm to the common good.

In light of this situation, it becomes imperative to use the principle of proportionality in order to make a necessary deliberation between equivalent values. It is a principle with constitutional status, that seeks to consider conflicts between basic rights, by adjusting them adequately to the means-end binomial; which is subdivided by doctrine into three other principles, which are: the principle of suitability, the principle of necessity and the principle of proportionality stricto sensu [in a strict sense].

110 FERNANDOVIANA	[stamp:] PJERJ DIGITALLY SIGNED

State of Rio de Janeiro Judicial Branch

Court of Appeals

Capital Court District

Registry Office of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail:

cap07vemp@tjrj.jus.br

Also called the principle of suitability or principle of conformity, the principle of adequacy reflects the idea that the restrictive measure must be suitable for achieving the intended purpose. That is, there must exist an appropriate relationship between one or more specified purposes and the means by which they are determined.

As for subprinciple of necessity, or principle of enforceability, it verifies whether the measure is really necessary for the preservation of the fundamental right and whether it cannot be replaced by another, equally effective and even less onerous.

According to this subprinciple, it should always be observed whether there are other ways to achieve the result guaranteed by a given right, in order to opt for application of the form that will least affect the rights involved in the issue.

The last element that characterizes the principle of proportionality is the subprinciple of proportionality in a strict sense.

It is characterized by the idea that the means chosen must be reasonable in view of the result pursued. This means that the burden imposed by the rule should be less than the benefit it produces. It is a question of assessing the cost-benefit relation of the measure, that is, the balance between the harm caused and the results to be obtained.

Thus, this subprinciple requires an equitable distribution of burden, by using the technique of weighing up the benefits in a given case.

It must be noted that on both sides of the conflict now under examination, there are social rights.

The company, as a production unit, has been considered a source of wealth creation and employment, and the maintenance of its activities is intended to protect this important social function and the stimulation of economic activity (Art. 170 of the Federal Constitution; Art. 47 of the LRF).

On the other hand, the Bidding Law and the National Tax Code (CTN) seek to protect the public interest in general, requiring the Public Administrator to adhere to certain forms and rules at the time of contracting, in order to avoid harm to the common good.

In a case of conflicting principles, as illustrated above, often the court, in applying its decision, must consider the principle of proportionality in order to come to a decision.

The Fiscal Responsibility Law (LRF), which was created with the clear purpose of boosting the national economy and creating opportunities for businesses facing financial difficulties, not only in order to maintain the production unit, but, in particular, to provide continuity to the provision of services and generation of employment, represents a considerable innovation for the concept of ‘company’, raising it to the level of having a significant social role.

The legislature innovated by enacting that law, giving particular emphasis to the institution of court-supervised reorganization, which answered the concerns of companies that, finding themselves in a situation requiring restructuring of their operations and debt, had no other option, within the national legal system, except the declaration of their insolvency or bankruptcy, which brought no benefits, either to the companies themselves, or to their creditors and society as a whole.

Among the many modifications is the possibility of the company under reorganization bidding with Government Authorities, provided that tax clearance certificates are presented at the time (Art. 52, II of Law 11,101/2005).

110 FERNANDOVIANA	[stamp:] PJERJ DIGITALLY SIGNED

State of Rio de Janeiro Judicial Branch

Court of Appeals

Capital Court District

Registry Office of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail:

cap07vemp@tjrj.jus.br

This provision marks a significant innovation, although appearing innocuous on the surface, since it is difficult indeed to imagine a company under court-supervised reorganization that does not also have tax liabilities.

The principle of proportionality shall be observed, therefore, to mitigate the application of art. 52, II of the LRF, in order to bypass the requirement to present the Clearance Certificate (CND).

The means-end binomial applies here. This is because, observing the aspects of each sub-principle set out above, we see that the measure is:

a) adequate and suitable, in that it aims to ensure access to all possible means for court-supervised reorganization of the company in difficulty, guaranteeing it the right to maintain the contracts already signed with Public Authorities, or even to enter into new ones, as it is proven that it regularly used this form of contracting;

b) necessary because otherwise the company under reorganization would not be able to maintain its concession agreements currently in force with the public entity;

c) more beneficial, since it certainly serves the most imminent general common interest - the maintenance of a source of jobs and wealth.

The intention here is not to seek the recovery of the companies at any cost. On the contrary, the court must pay attention to what is submitted to it and, based on the documents submitted, must weigh up the feasibility or otherwise of the continuation of the company seeking protection under the new law.

This position finds support in the terms of the eloquent decision handed down by Justice Luís Felipe Salomão, in a Special Appeal, which was summarized as follows:

SPECIAL APPEAL No. 1,173,735 - RN (2010/0003787-4) RAPPORTEUR: JUSTICE LUIS FELIPE SALOMÃO APPELLANT: PETRÓLEO BRASILEIRO S/A PETROBRAS ATTORNEYS: THIAGO CEZAR COSTA AVELINO AND OTHER(S) MARCELLE VIEIRA DE MELLO MOREIRA AND OTHER(S) APPELLEE: ENGEQUIP - ENGENHARIA DE EQUIPAMENTOS LTDA ATTORNEY: KRAUS JOSÉ RIBEIRO OLIVEIRA SUMMARY: CORPORATE, TAX AND ADMINISTRATIVE LAW SPECIAL APPEAL. CONTRACT WITH PETROBRAS FOR CONSTRUCTION AND INSTALLATION OF INDUSTRIAL FACILITIES FOR PRODUCTION OF OIL AND NATURAL GAS. PAYMENT FOR SERVICES PROVIDED. DEMAND FOR PRESENTATION OF CLEARANCE CERTIFICATE BY THE COMPANY PROVIDING SERVICES. IMPOSSIBILITY. COMPANY UNDER COURT-SUPERVISED REORGANIZATION. ARTICLES 52 AND 57 OF LAW NO. 11,101/2005 BANKRUPTCY LAW [LF: LEI DE FALÊNCIAS] AND ART. 191-A OF THE NATIONAL TAX CODE (CTN). INEFFECTIVENESS OF THE ABOVE PROVISIONS. INEXISTENCE OF SPECIAL LAW GOVERNING THE SETTLEMENT IN INSTALLMENTS OF FINANCIAL AND SOCIAL SECURITY DEBT OF COMPANIES UNDER COURT-SUPERVISED REORGANIZATION. PRECEDENT FROM THE SPECIAL COURT.

1. Art. 47 serves as a basis to guide the operation of court-supervised reorganization, always with a view to the purpose of the institution, which is “make it possible to overcome the economic and financial crisis of the debtor, in order to allow the maintenance of the source of production, the employment of workers and the interests of creditors, thus promoting the preservation of the company, its social function and stimulation of economic activity.”

2. According to the view taken by the Special Court, in a teleological exegesis of the new Bankruptcy Law, aiming to operationalize the court-supervised reorganization, proof of compliance with tax obligations is unnecessary, pursuant to art. 57 of Law no. 11,101/2005 and Art. 191-A of the National Tax Code (CTN), given the absence of a specific law to govern the payment in installments of tax and social security liabilities by companies under court-supervised reorganization (REsp. 1187404/MT, Judge Rapporteur LUIS FELIPE SALOMÃO, SPECIAL COURT, judged on 06/19/2013, DJe 08/21/2013).

110 FERNANDOVIANA	[stamp:] PJERJ DIGITALLY SIGNED

State of Rio de Janeiro Judicial Branch

Court of Appeals

Capital Court District

Registry Office of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail:

cap07vemp@tjrj.jus.br

3. Thus, the Superior Court of Justice [STJ: Superior Tribunal de Justiça], for the moment of granting court-supervised reorganization, waived the requirement to demonstrate tax compliance, due to the absence of specific legislation governing payment in installments of tax and social security liabilities of companies under court-supervised reorganization. Following this line of reasoning, obviously, one cannot demand, at least for the time being, any demonstration of tax compliance for companies under court-supervised reorganization, either for the purposes of continuing their activities (already waived by the rule), or for contracting or continuing execution of contracts already signed with Public Authorities.

4. In this case, it should be noted that the contracted services have already been effectively rendered by the appellee and therefore the case is not about a bidding waiver in order to contract with Public Authorities or to continue with existing contracts, but rather a request for receipt of the amounts due for services rendered and acknowledged, and there is no question of the non-applicability of articles 52 and 57 of Law no. 11,101/2005.

5. Although the breach of the tax compliance clause could, possibly and if applicable, give rise to termination of the contract, there can be no withholding of payment of the amounts due in respect of services already rendered. This is because neither art. 87 of Law no. 8,666/1993, nor item 7.3. of Decree no. 2,745/1998, provide for the retention of payment for services rendered as a penalty for alleged improper behavior. Precedents.

6. Special appeal denied.

The Attorney General’s Office, in an eloquent written opinion, made reference to the same position adopted by this judge in a ruling on another court-supervised reorganization case assessed in this court, which was approved by the Superior Court of Justice (STJ) in a recent decision handed down again by the Hon. Judge Luiz Felipe Salomão, in the records of Resp. 1207117/MG.

Moreover, these arguments are further strengthened by the decision by the Federal Audit Tribunal (TCU) itself, in Judgment 8271/2011, which had already made such a recommendation to the DNIT [Departamento Nacional de Infra-Estrutura de Transportes, National Transportation Infrastructure Department] of the state of Espírito Santo:

“1.51. notify the Regional Superintendence of the DNIT in the State of Espírito Santo that it is possible, in its bids, to have the participation of companies in court-supervised reorganization, provided that they are supported by a certificate issued by the competent court certifying that the concerned party is economically and financially capable of participating in the procedure, pursuant to Law 8,66[sic]/93.”

Fábio Ulhoa Coelho (Curso de Direito Comercial [Commercial Law Course], Ed. Saraiva, 13th ed.) points out that “within a company, crisis can manifest itself in various ways. It is economic when sales of goods or services are not sufficient to provide for the maintenance of the business. It is financial when the company does not have enough cash on hand to pay its obligations. Finally, the crisis is equity-related if the assets are less than the liabilities, if the debts exceed the assets of the company.”

In this context, it appears, from the details obtained, that the announced crisis is merely economic, and that this crisis, which is being dealt with through the reorganization proceedings, will only effectively be overcome with the implementation of the solutions to be presented in the plan, in addition to full continuation of its business activities.

For all of the reasons above, I consider it perfectly possible to grant the measure in the context of court-supervised reorganization, given that it does not deal with tax exemption or a tax moratorium - an issue unrelated to the reorganization court - but rather, the protection of rights based on the principles listed above, to allow full and absolute effectiveness of the court-supervised reorganization procedure provided in the Brazilian legal system.

110 FERNANDOVIANA	[stamp:] PJERJ DIGITALLY SIGNED

State of Rio de Janeiro Judicial Branch

Court of Appeals

Capital Court District

Registry Office of the 7th Corporate Court

Av. Erasmo Braga, 115 Lna Central 706CEP: 20020-903 - Centro - Rio de Janeiro - RJ Tel.: 3133 2185 e-mail:

cap07vemp@tjrj.jus.br

Thus, the petitions filed for a preliminary injunction are effects of the decision which may grant approval to process the application for court-supervised reorganization, and its anticipation is predictable, based on the subsidiary conjunction of the NCPC [Novo Código de Processo Civil – New Code of Civil Procedure], which states, in article 300:

“A preliminary injunction shall be granted when there is evidence showing the likelihood of the right and the danger of harm or risk to the useful result of the process.”

The probability of approval of the application for court-supervised reorganization is demonstrated, precisely by reading the declaration and its extensive accompanying documentation, since at this stage it is not incumbent upon the court to make any judgment regarding the economic viability of the companies filing the application; however, the necessary analysis of the approximately 89,000 pages accompanying the application, will require a certain amount of time, which recommends the immediate assessment, even partial, of the application for interim relief, especially given that all the conditions necessary to accept the plea for urgency have been met.

That said, I grant the application for a preliminary injunction, ordering as follows:

a) The suspension of all actions and enforcements against the Companies under court-supervised reorganization for a period of 180 days, in order to prevent legal restrictions being imposed during the period between filing this court-supervised reorganization and the approval of its processing.

b) The waiving of the requirement to present debt clearance certificates in any situation related to the Companies under reorganization, indeed so that they can carry on their activities (including debt clearance certificates relating to revenues administered by ANATEL and a clearance certificate for filings of applications for bankruptcy and court-supervised reorganization).

Let it be published, with urgency, and returned immediately for analysis of the documents that are attached to the application and of the prosecutor’s opinion as a whole, for the purpose of issuing the order provided for in art. 52 of Law 11,101/05.

Rio de Janeiro, 6/21/2016

Fernando Cesar Ferreira Viana - Regular Judge

Case records received from the Hon. Judge

Fernando Cesar Ferreira Viana

On             /            /

Authentication code: 4UBV.13B1.M5F8.8NQE

This code can be verified at: http://www4.tjrj.jus.br/CertidaoCNJ/validacao.do

110 FERNANDOVIANA	[stamp:] PJERJ DIGITALLY SIGNED

FERNANDO CESAR FERREIRA VIANA:000017528:000017528	Signed on 06/21/2016 20:47:51 Place: TJ-RJ